Exhibit 99.1

Carter Validus Mission Critical REIT Declares Distribution

Tampa, FL (May 6, 2011). Carter Validus Mission Critical REIT, Inc. (“CV REIT”) announced today that its board of directors has authorized a daily distribution to stockholders of record as of the close of business on each day of the period commencing on the closing date of the Corporation’s first property acquisition and ending on August 31, 2011. The distributions will be calculated based on 365 days in the calendar year and will be equal to an annualized distribution rate of 7.0%, assuming a purchase price of $10.00 per share. The distributions would be paid on a monthly basis in arrears out of funds legally available.

About Carter Validus Mission Critical REIT

Carter Validus Mission Critical REIT, Inc., which intends to qualify as a real estate investment trust, intends to acquire mission critical real estate assets located throughout the United States. Mission critical real estate assets are purpose-built facilities designed to support the most essential operations of tenants. Carter Validus Mission Critical REIT, Inc. will focus its acquisitions on mission critical assets in three distinct real estate sectors: data centers, healthcare and education.

This is not an offer or a solicitation of an offer to buy the securities described herein. Such an offer can be made only by means of a prospectus. To obtain a prospectus, please contact your investment professional or SC Distributors, LLC at 610 Newport Center Drive, Suite 350 Newport Beach, CA 92660 (877-907-1148). This is a speculative security and as such involves a high degree of risk. Securities offered through SC Distributors, LLC, member FINRA and SIPC.

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